Exhibit 3.1

RESTATED CERTIFICATE OF FORMATION
OF
SOUTHWEST AIRLINES CO.

ARTICLE ONE

The name of the corporation is Southwest Airlines Co.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purposes for which the corporation is organized are:

To deal generally in airplanes and flying machines of any and all types whatsoever, of every name and nature, whether of domestic or foreign make; to carry for hire passengers and freight in said machines, on special trips, or as common carriers on regularly established routes; to maintain facilities for the repair, overhauling, supply and testing of said machines; and to manufacture, buy, sell, lease and otherwise deal in and with personal property of all kinds and description, including, but not limited to any and all machinery, parts, supplies and equipment necessary or incidental to carrying on the general business of the corporation.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is Two Billion (2,000,000,000) shares of Common Stock of the par value of One Dollar ($1.00) each.

No holder of any class of shares of the corporation, whether now or hereafter authorized, shall have any pre-emptive rights or preferential rights of subscription to any shares of any class of the corporation, whether now or hereafter authorized, or to any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the corporation, issued, optioned or sold by it at any time. All or any of its shares and the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of the corporation authorized by these articles of incorporation or by any amended articles of incorporation duly filed, may at any time be issued, optioned for sale, and sold or disposed of by the corporation pursuant to resolution of its board of directors to such persons and upon such terms as may to such board seem proper without first offering such shares or securities or any part thereof to existing shareholders.

At each election for directors every shareholder entitled to vote at such election shall have the right to vote, either in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, and cumulative voting for directors is expressly prohibited.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000) consisting of money, labor done, or property actually received.

ARTICLE SIX

The address, including street and number, of its registered office is 211 E. 7th Street, Suite 620, Austin, Texas 78701-3218, and the name of its registered agent is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

ARTICLE SEVEN

The Board of Directors currently consists of ten persons. The names and addresses of the persons who are directors are:

Name	Address

Gary C. Kelly	2702 Love Field Drive
Dallas, Texas 75235-1611

David W. Biegler	2702 Love Field Drive
Dallas, Texas 75235-1611

J. Veronica Biggins	2702 Love Field Drive
Dallas, Texas 75235-1611

Douglas H. Brooks	2702 Love Field Drive
Dallas, Texas 75235-1611

William H. Cunningham	2702 Love Field Drive
Dallas, Texas 75235-1611

John G. Denison	2702 Love Field Drive
Dallas, Texas 75235-1611

Nancy B. Loeffler	2702 Love Field Drive
Dallas, Texas 75235-1611

John T. Montford	2702 Love Field Drive
Dallas, Texas 75235-1611

Thomas M. Nealon	2702 Love Field Drive
Dallas, Texas 75235-1611

Daniel D. Villanueva	2702 Love Field Drive
Dallas, Texas 75235-1611

ARTICLE EIGHT
[Intentionally Omitted]

ARTICLE NINE
[Intentionally Omitted]
ARTICLE TEN

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article Ten shall not eliminate or limit the liability of a director for:

(1) a breach of a director’s duty of loyalty to the corporation or its shareholders;

(2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(4) an act or omission for which the liability of a director is expressly provided by statute; or

(5) an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE ELEVEN:

Any action of the Corporation which, under the provisions of the Texas Business Organizations Code or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Corporation entitled to vote on such action shall, notwithstanding any such provision, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of a majority of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the Texas Business Organizations Code or any other applicable law to vote thereon separately as a class, by the vote of the holders of a majority of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the foregoing provisions of this ARTICLE ELEVEN shall be applicable to any required Shareholder authorization or approval of: (a) any amendment to this Certificate of Formation; (b) any plan of merger, share exchange or conversion involving the Corporation; (c) any sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the Corporation; and (d) any voluntary winding up of the Corporation.

IN WITNESS THEREOF, the Corporation has caused this Restated Certificate of Formation to be executed this   17th   day of May, 2012.

SOUTHWEST AIRLINES CO.

By: /s/ Ron Ricks
Ron Ricks Executive Vice President, Chief Legal & Regulatory Officer, & Corporate Secretary